Exhibit 10.15
ADDENDUM
TO
EMPLOYMENT AGREEMENT
     This Addendum to Employment Agreement, made as of this            day of January, 2004, by and between Calgon Carbon Corporation, having its principal office at 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania, U.S.A., 15205 (the “Company’) and C. H. S. Majoor, residing at Sparrenlaan 14, 3090 Overijse, Belgium (the “Employee”).
     Whereas, the Company and the Employee entered into a certain employment agreement dated December 21, 2000 (collectively referred to with all amendments and addenda thereto as the “Agreement”).
     Whereas, the Company and the Employee desire to amend the Agreement to provide reasonable protection to the Employee in the event of a Change of Control of the Company.
     NOW, THEREFORE, intending to be legally bound thereby, the Company and Employee agree to amend the Agreement by adding the following provisions.
1.	Change of Control Severance Payments.
     In order to protect the Employee if a Change of Control occurs, the following is provided:
     (a) For all purposes of the Agreement, a Change of Control shall be deemed to have occurred when (i) the Company is merged or consolidated with another corporation which is not then controlled by the Company, or (ii) a majority of the Company’s assets are sold or otherwise transferred to another such corporation or to a partnership, firm or one or more individuals not so controlled, or (iii) a majority of the members of the Company’s Board of Directors consists of persons who were not nominated for election as directors by or on behalf of the Board of Directors itself or with the express concurrence of the Board of Directors, or (iv) a single person, or a group of persons acting in concert, obtains the power to cause the nominees of such person or group to be elected as a majority of the directors of the Company.
     (b) In the event of a Change of Control: (1) the Employee shall be paid in a lump sum immediately upon the occurrence of one or more of the events described subparagraph (1)(c), below, an amount equal to: (i) three years of the Employee’s then current base salary plus; (ii) the Employee’s average annual bonus payable with respect to the most recent three full bonus plan years ending prior to the date of a Change of Control in a lump sum; (Change of Control Severance Compensation); (2) the Employee will be provided his normal benefits during the three year period following the occurrence of a Change of Control including, but not limited to, health, dental and life insurance benefits the Employee was receiving prior to the Change of Control (Severance Benefits) upon the occurrence of one or more of the events described in subparagraph (1)(c), below; and (3) the Employee shall be entitled to exercise all stock options and stock appreciation rights previously granted to Employee by the Company regardless of any deferred vesting or deferred exercise provisions of such stock options or stock appreciation rights.

     (c) Change of Control Severance Compensation pursuant to a Change of Control hereunder shall only be payable to the Employee and Severance Benefits shall only be provided to the Employee under the following conditions:
1.	If the Employee terminates his employment during the period beginning on the first anniversary of a Change of Control and ending on or before ninety days following the first anniversary of the Change of Control by giving the Company not less than thirty (30) days notice of the Employee’s intention to terminate employment with the Company.

2.	If the Employment of the Employee is terminated by the Company other than for a Termination for Cause during the three-year period after a Change of Control. A Termination for Cause shall be defined as a termination by the Company at any time, without notice, for Employee’s (i) willful misconduct in the performance of his or her duties (other than for disability); (ii) dishonesty or breach of trust by the Employee which is demonstrably injurious to the Company or its subsidiaries; or (iii) conviction or plea of nolo contendere to a felony.

3.	If the Employee terminates his employment for Good Reason during the three-year period after a Change of Control. Good Reason shall mean, without the Employee’s express written consent, the occurrence of any one or more of the following: (i) a material diminution of the Employee’s authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an employee of the Company from those in effect as of one hundred eighty days prior to the Change of Control; (ii) the Company’s requiring the Employee to be based at a location in excess of thirty-five miles from the location of the Employee’s principal job location or office immediately prior to the Change of Control; (iii) a reduction in the Employee’s base salary or any material reduction by the Company of the Employee’s other compensation or benefits from that in effect immediately before the Change of Control occurred; (iv) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in paragraph 2, below; and (v) any purported termination by the Company of the Employee’s employment that is not effected pursuant to a notice of termination in writing which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and for purposes of this Agreement, no such purported termination shall be effective.
     (d) No Change of Controls Severance Compensation will be made nor will Severance Benefits be provided to Employee upon termination of the employment of the Employee in a Termination for Cause after a Change of Control occurs.
     2. Assignment. The rights and duties of the Company under the Agreement may be transferred to, and shall be binding upon, any person or company which acquires or is a successor to the Company, its business or a significant portion of the assets of the Company by merger, purchase or otherwise, and the Company shall require any such acquirer or successor by agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company, as the case may be, would be required to perform if no such acquisition or succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any acquirer or successor in accordance with the operation of law and such acquirer or successor shall be deemed the “Company”, as the case may be, for purposes of this Agreement. Except as otherwise provided in this paragraph 2, neither the Company nor Employee may transfer any of their respective rights and duties hereunder except with the written consent of the other party hereto.
WITNESS the due signing hereof as of the date first written above.

Attest:	CALGON CARBON CORPORATION

/s/ Michael J. Mocniak	By	/s/ John S. Stanik

[Corporate Seal]		John S. Stanik, President & Chief Executive Officer

Witness:

/s/ Reinier Keijzer		/s/ C.H.S. Majoor

Reinier Keijzer		C. H. S. Majoor